As filed with the Securities and Exchange Commission on March 31, 2008

Investment Company Act File No. 811-21538

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 5

(Check appropriate box or boxes)

MASTER COMMODITY STRATEGIES LLC

(Exact Name Of Registrant As Specified In Charter)

100 Bellevue Parkway

Wilmington, Delaware 19809

(Address of Principal Executive Offices)

(800) 441-7762

(Registrant’s Telephone Number, Including Area Code:)

Donald C. Burke

Master Commodity Strategies LLC

P.O. Box 9011

Princeton, New Jersey 08543-9011

(Name and Address of Agent for Service)

Copies to:

Counsel for Master Commodity Strategies LLC:	Howard B. Surloff, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue	BlackRock Advisors, LLC
New York, New York 10019-6099	100 Bellevue Parkway
Attention: Joel H. Goldberg, Esq.	Wilmington, Delaware 19809

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document.

Master Commodity Strategies LLC (the “Master LLC”) is part of a master-feeder structure. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 6 of the Registration Statement on Form N-1A (Securities Act File No. 333-111815 and Investment Company Act File No. 811-21486) of BlackRock Commodity Strategies Fund (“BlackRock Commodity Strategies” or the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) dated March 31, 2008, and as may be amended from time to time (the “BlackRock Commodity Strategies Registration Statement”). The Fund, BlackRock Commodity Linked Fund, a Cayman Islands registered mutual fund, and any other feeder fund that may invest in the Master LLC are referred to herein as “Feeder Funds.”

The Master LLC is an open-end management investment company that was organized on February 18, 2004 as a statutory trust under the laws of the State of Delaware. On June 15, 2007, the Master LLC converted into a Delaware limited liability company and changed its name to Master Commodity Strategies LLC. BlackRock Advisors, LLC (the “Manager”) manages the Master LLC’s investments subject to the oversight of the Board of Directors of the Master LLC. The Manager is a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”).

i

PART A

March 31, 2008

MASTER COMMODITY STRATEGIES LLC

Responses to items 1, 2, 3 and 8 have been omitted pursuant to Paragraph 2(b) of Instruction B of the general instructions to Form N-1A.

Item 4.    Investment Objectives, Principal Investment Strategies, and Related Risks.

(a)  Investment Objectives

The Master LLC’s investment objective is to seek positive long term total return.

(b)  Implementation of Investment Objectives

Outlined below are the main strategies the Master LLC uses in seeking to achieve its objective.

The Master LLC seeks to achieve its investment objective by investing primarily in commodity-linked derivative instruments, and U.S. Government securities and other debt obligations. The securities the Master LLC may invest in include, but are not limited to: (i) U.S. Government and U.S. Government agency securities; (ii) U.S. Government agency and non-agency mortgage-backed securities backed by loans secured by residential, multifamily and commercial properties including, but not limited to pass-throughs, collateralized mortgage obligations, real estate mortgage investment conduits, small to medium sized businesses, project loans, construction loans, and adjustable rate mortgages; (iii) obligations of non-U.S. governments and supranational organizations; (iv) obligations of U.S. and non-U.S. corporations; (v) asset-backed securities; (vi) municipal bonds; and (vii) certain short-term investments and financing arrangements including time deposits, Eurodollar deposits, commercial paper, bankers acceptances, repurchase and reverse repurchase agreements collateralized by eligible investments. The Master LLC may invest in non-dollar securities on a currency hedged or unhedged basis. The Master LLC may use futures, options and/or swap agreements for purposes of managing duration, yield curve and sector risk and as a substitute for cash securities. The Master LLC may purchase private placement or Rule 144A securities including issues in the corporate, mortgage and asset-backed sectors.

The Master LLC seeks to provide exposure to the investment returns of real assets that trade in the commodity markets primarily through investments in hybrid instruments, including leveraged or unleveraged commodity index-linked notes, which are derivative debt instruments with principal and/or coupon payments linked to the value of commodities, commodity futures contracts or the performance of commodity indices. These notes are sometimes referred to as “structured notes” because the terms of the notes may be structured by the issuer and the purchaser of the note. The value of these notes will rise or fall in response to changes in the underlying commodity or related index of investment. Assets not invested in commodity linked derivative instruments may be invested in short duration securities and other fixed income securities, as well as futures contracts and related options, swap agreements and forward contracts.

The Master LLC seeks to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. Real assets are assets such as oil, gas, industrial and precious metals, livestock, and agricultural or meat products, or other items that have tangible properties, as compared to stocks or bonds, which are financial instruments.

Hybrid instruments.    The Master LLC may invest all of its assets in hybrid instruments, including structured notes and commodity-linked notes, whose predominant characteristics are those of securities, and thus, unlike futures contracts and options on future contracts, are excluded from regulation under the Commodity Exchange Act and its rules. The principal and/or interest payments on these hybrid instruments are linked to the value of commodities, commodity futures contracts, or the performance of one or more indices or other readily measurable economic variable. Various issuers—typically banks, brokerage firms, insurance companies or other companies—design and structure these hybrid instruments with Master LLC management consistent with the Master LLC’s investment strategies. The principal value of the hybrid instruments, and/or the value of the interest that they pay, will rise or fall in response to changes in the values of the underlying commodities, commodity futures contracts, or commodity indices. The hybrid instruments in which the Master LLC invests are often leveraged instruments. As such, the value of the hybrid instruments may increase or decrease in value more quickly and by greater amounts than the value of the underlying commodities, commodity futures contract, commodities indices or other economic variable. Although these hybrid instruments are primarily debt obligations, they indirectly provide exposure to changes in the value of the underlying commodities. Hybrid instruments are subject to risks associated with debt obligations and risks associated with direct investments in commodities and commodity futures contracts.

Under normal market conditions, the Master LLC does not expect to invest more than 10% of its total assets in hybrid instruments that do not have any principal protection.

Swap transactions.    Swap agreements are contracts in which one party agrees to make periodic payments based on the change in market value of a specified security, basket of securities, or index or interest rate in return for periodic payments based on a fixed or variable interest rate or change in the market value of a different security, basket of securities, or index.

Sector allocation.    The Master LLC will allocate approximately 50% of its commodity exposure to the AIG Basis Excess Return Index (the “Basis Index”) and 50% to the AIG Relative Strength Excess Return Index (the “Relative Strength Index”). The Basis Index currently tracks the eight commodities in the Dow Jones-AIG Total Return Commodity Index (the “Commodity Index”) (excluding gold and silver) that show the greatest difference (spread) between the prices of the futures contracts related to such commodities that are nearest to maturity and the futures contracts related to the same commodities that are the second nearest to maturity based on a proprietary calculation methodology. The Relative Strength Index currently tracks the nine commodities in the Commodity Index that demonstrated the greatest returns over the preceding 12-month period based on a proprietary calculation methodology.

The average portfolio duration of the fixed income portion of the Master LLC’s portfolio is expected to be between -2 and +2 years relative to the Commodity Index under normal market conditions. The Master LLC’s fixed income investments will be primarily in fixed rate and floating rate debt securities rated investment grade by one of the nationally recognized statistical rating organization or considered by BlackRock to be of comparable quality. The Master LLC may also invest in high yield securities (“junk bonds”) rated B or higher by Moody’s Investor Services, Inc. or Standard & Poor’s, or, if unrated, determined by BlackRock be of comparable quality. Money market instruments must be rated A-2 or P-2 or better at the time of purchase. The Master LLC may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy back or dollar rolls).

The Master LLC expects to allocate its assets between investments in debt obligations and investments in commodity-linked derivative instruments on an ongoing basis depending on Master LLC management’s views of the returns available from the commodities markets and the fixed income markets.

The Master LLC is non-diversified, which means that it may invest in a smaller number of issuers than a diversified Fund. The Master LLC may from time to time invest a significant portion of its assets in a particular sector within the commodities markets. In addition, to the extent that the Master LLC is deemed to invest in the issuers of its structured notes and commodity-linked notes, it may from time to time invest a significant portion of its assets in the financial services industry.

Other Strategies. In addition to the main strategies discussed above, the Master LLC may use certain other investment strategies.

The Master LLC may also invest in inflation-indexed bonds. The Master LLC may also invest in securities or other instruments of issuers located outside the United States.

The Master LLC may make short sales of securities either as a hedge against potential declines in the value of a portfolio security or to realize appreciation when a security that the Master LLC does not own declines in value. The Master LLC will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 10% of the value of its total assets. The Master LLC may also make short sales “against the box” without being subject to such limitations. In this type of short sale, at the time of the sale, the Master LLC owns or has the immediate and unconditional right to acquire the identical security at no additional cost.

The Master LLC may also lend its portfolio securities and may invest its uninvested cash balances or collateral received as a result of lending its portfolio securities in affiliated money market funds.

The Master LLC will normally invest a portion of its investments in short term debt securities and cash or cash equivalents (including repurchase agreements) when Master LLC management is unable to find attractive commodity-linked or fixed income investments or when Master LLC management believes it is advisable to reduce exposure to these markets temporarily. Investment in these securities may also be used to meet redemptions. Short term investments may limit the potential for an increase in the value of your shares or for the Master LLC to achieve its investment objective.

The Master LLC may invest up to 15% of its net assets in illiquid securities. These Securities, which cannot easily be resold, may include securities for which there is no readily available market. The Master LLC may also invest in restricted securities, including Rule 144A securities that can be resold to qualified institutional buyers but not to the general public.

(c)  Risks.

This section contains a summary discussion of the general risks of investing in the Master LLC. As with any fund, there can be no guarantee that the Master LLC will meet its objective or that the Master LLC’s performance will be positive for any period of time.

Set forth below are the main risks of investing in the Master LLC:

Market Risk and Selection Risk—Market risk is the risk that one or more markets in which the Master LLC invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities or other instruments that Master LLC management selects will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies.

Risk of Commodities Related Investments—Because the Master LLC invests a substantial portion of its assets in securities related to the commodities markets, it is exposed to the price movements of those markets more than a more broadly diversified mutual fund. In addition, there is the risk that the Master LLC may perform poorly during a downturn in those markets.

In addition, the returns of the Commodity Index, Basis Index and Relative Strength Index, have at times been and likely will continue to be extremely volatile over relatively short periods depending on the movements in the commodity sectors in which the index may be concentrated at any particular time. Therefore, to the extent the Master LLC allocates its commodity-linked derivative investments in the same way as the commodity sector weightings of the Commodity Index, Basis Index and Relative Strength Index, the returns on the commodity linked portion of the Master LLC’s investments may also from time to time be extremely volatile and fluctuate significantly over relatively short periods as well as over the long term.

Credit Risk—Credit risk is the risk that the issuer of a security will be unable to pay the interest or repay the principal when due. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Master LLC’s investment in that issuer. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk—Interest rate risk is the risk that prices of fixed income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities. The Master LLC may lose money if short-term or long-term interest rates rise sharply or otherwise change in a manner not anticipated by Master LLC management.

Derivatives—The Master LLC may use derivative instruments to hedge its investments or to seek to enhance returns. Derivatives allow the Master LLC to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit risk—the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Master LLC.

Currency risk—the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage risk—the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk—the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Index risk—if the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, the Master LLC could receive lower interest payments or experience a reduction in the value of the derivative to below what the Master LLC paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

The Master LLC may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Master LLC uses a derivative to offset the risks associated with other Master LLC holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a manner different from that anticipated by the Master LLC or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Master LLC, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Master LLC’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Master LLC is not required to use hedging and may choose not to do so.

Because the Master LLC may use derivatives to seek to enhance returns, its investments will expose the Master LLC to the risks outlined above to a greater extent than if the Master LLC used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative.

Hybrid Instruments—The hybrid instruments in which the Master LLC invests involve substantial risks, including the risk of loss of a significant portion of their principal value. Because the performance of these hybrid instruments is linked to the performance of the underlying commodity prices, these investments are subject to market risks that relate to movements in the prices of the commodity markets. These investments may also be subject to certain other risks, including:

•

Loss of interest—If payment of interest on a hybrid investment is linked to the value of a particular commodity, futures contract, index or other economic variable, the Master LLC might receive only a small amount or none of the interest if the underlying economic variable loses value.

•

Loss of principal—To the extent that the amount of principal to be repaid on maturity is linked to the value of a particular commodity, futures contract, index or other economic variable, the Master LLC could lose all or a significant portion of the principal value of the instrument.

•

Lack of Secondary Market—A liquid secondary market may not exist for certain of the hybrid investments the Master LLC buys, which may make it difficult for the Master LLC to sell these investments at an acceptable price and may make such investments difficult to value accurately.

•

Volatility—The value of hybrid instruments may fluctuate significantly since the value of their underlying linked economic variables are often extremely volatile. In addition, leverage will increase the volatility of hybrid instruments, which may increase or decrease in value more quickly and by a greater amount than the underlying commodity, futures contract, index or other economic variable.

As with other derivatives, if Master LLC management invests in a hybrid instrument at the wrong time or judges market conditions incorrectly, such investments could cause significant losses to the Master LLC.

Futures Contracts and Options—The Master LLC may engage in transactions in futures and options thereon in order to increase its investment return or to manage its exposure to changing interest rates, commodities prices, securities prices or other economic variables. Futures are standardized, exchange-traded contracts that obligate a purchaser to take delivery, and a seller to make delivery, of a specific amount of an asset at a specified future date at a specified price. Futures involve substantial leverage risk and are considered speculative.

The Master LLC may also purchase or sell call and put options on futures contracts, including financial futures, commodities and stock indices. Generally, these strategies would be used under the same market and market sector conditions (i.e., conditions relating to specific types of investments) in which the Master LLC entered into futures transactions. The Master LLC may purchase put options or write call options on futures contracts and commodities or stock indices rather than selling the underlying futures contract in anticipation of a decrease in the market value of its securities. Similarly, the Master LLC can purchase call options, or write put options on futures contracts, and commodities and stock indices, as a substitute for the purchase of such futures to hedge against the increased cost resulting from an increase in the market value of securities that the Master LLC intends to purchase.

Swap Agreements—Swap agreements involve the risk that the party with whom the Master LLC has entered into the swap will default on its obligation to pay the Master LLC and the risk that the Master LLC will not be able to meet its obligations to pay the other party to the agreement. Swaps are not traded on a central exchange and thus may be less liquid than other commodity-linked derivative instruments.

Tax Risk—The Master LLC intends to meet the income, diversification and distribution requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), so as to qualify each year as a regulated investment company (“RIC”). As a RIC, the Master LLC itself is not subject to federal income tax on any of its income that it distributes to shareholders. The Internal Revenue Service (“IRS”) has recently issued a Revenue Ruling holding that income from a certain type of commodity-linked derivative is not “qualifying income” for purposes of the income requirement under Subchapter M of the Code. This ruling took effect for income recognized by the Master LLC after September 30, 2006. The Master LLC believes that income from certain commodity-linked notes in which it invests is “qualifying income” for purposes of this requirement, and that the Revenue Ruling does not affect the treatment of its investments in such commodity-linked notes. Nonetheless, there can be no assurance that the IRS will agree with the Master LLC’s views. If any IRS challenge to the Master LLC’s treatment of income from any of its holdings as “qualifying income” were to be upheld and the result was that the Master LLC did not derive at least 90% of its gross income from qualifying sources, or if the Fund were to fail to qualify as a RIC for other reasons, the Master LLC would be subject to federal income tax on its net income at regular corporate rates (without a deduction for distributions to shareholders), and distributions to shareholders would be taxable to them as ordinary dividends to the extent of the Master LLC’s current or accumulated earnings and profits.

Dollar Rolls—The Master LLC may enter into dollar rolls in which the Master LLC will buy securities for delivery in the current month and simultaneously contract to resell substantially similar (the same type and coupon) securities on a specified future date from the same party. Dollar rolls involve the risk that the market value of the securities that the Master LLC is committed to buy may decline below the price of the securities the Master LLC has sold. These transactions may involve leverage. The Master LLC will engage in dollar rolls to enhance return and not for the purpose of borrowing.

Mortgage-backed Securities—Mortgage-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated and a Master LLC has to invest the proceeds in securities with lower yields. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as “extension risk.” Extension risk may cause the average maturity of the Fund’s portfolio to increase.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other fixed income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

A large percentage of mortgage backed securities are issued by Federal government agencies such as the Government National Mortgage Association (“Ginnie Mae”), or government sponsored enterprises such as the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal National Mortgage Association (“Fannie Mae”). Principal and interest payments on mortgage-backed securities issued by the Federal Government and some Federal government agencies, such as Ginnie Mae, are guaranteed by the Federal government and backed by the full faith and credit of the United States. Mortgage-backed securities issued by other government agencies or government sponsored enterprises, such as Freddie Mac or Fannie Mae are backed only by the credit of the government agency or enterprise and are not backed by the full faith and credit of the United States. Such securities generally have very little credit risk, but may be subject to substantial interest rate risks. Private mortgage backed securities are issued by private corporations rather than government agencies and are subject to credit risk and interest rate risk.

Mortgage-backed securities may be either pass-through securities or collateralized mortgage obligations (CMOs). Pass-through securities represent a right to receive principal and interest payments collected on a pool of mortgages, which are passed through to security holders (less servicing costs). CMOs are created by dividing the principal and interest payments collected on a pool of mortgages into several revenue streams (tranches) with different priority rights to portions of the underlying mortgage payments. Certain CMO tranches may represent a right to receive interest only (IOs), principal only (POs) or an amount that remains after other floating-rate tranches are paid (an inverse floater). These securities are frequently referred to as “mortgage derivatives” and may be extremely sensitive to changes in interest rates. If the Master LLC invests in CMO tranches issued by government agencies and interest rates move in a manner not anticipated by Master LLC management, it is possible that the Master LLC could lose all or substantially all of its investment.

Asset-Backed Securities—Asset-backed securities are fixed income securities that represent an interest in an underlying pool of assets, such as credit card receivables. Like traditional fixed income securities, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when the Master LLC reinvests the proceeds of a prepayment it may receive a lower interest rate.

Asset-backed securities may also be subject to extension risk, that is, the risk that, in a period of rising interest rates, prepayments may occur at a slower rate than expected. As a result, the average duration of the Master LLC’s portfolio may increase. The value of longer-term securities generally changes more in response to changes in interest rates than that of shorter-term securities.

Recent Developments with Sub-prime Mortgage Market — Certain real estate markets have experienced declines in prices and demand, most notably in the residential housing market. In addition, there have been rising delinquency rates in highly leveraged loans to weaker borrowers, specifically in the sub-prime mortgage sector, that have caused rising defaults on loans. These defaults have caused unexpected losses for loan originators and certain sub-prime lenders. The deteriorating situation with loans and lenders has led to instability in capital markets associated with securities that are linked to the sub-prime mortgage market. These events may increase the risks associated with investments in mortgage-backed and asset-backed securities.

Zero Coupon Bonds—Zero coupon bonds are debt obligations that do not entitle the holder to periodic interest payments prior to maturity, but are instead issued at a discount from the face amount due on maturity. The value of these securities consists of the difference between their face value at the time of maturity and the price for which they were acquired. The market value of a bond portfolio containing a significant amount of zero coupon bonds is generally more volatile than the market value of a portfolio of fixed income securities with similar maturities that pay interest periodically. With certain U.S. agency or instrumentality bonds there is a risk that the issuer will default on the payment of principal.

Non-Diversification Risk—The Master LLC is a non-diversified fund. Because the Master LLC may invest in securities of a smaller number of issuers, the Master LLC may be more exposed to the risks associated with and developments affecting an individual issuer than a fund that invests more widely, which may, therefore, have a greater impact on the Master LLC’s performance.

Repurchase Agreements; Purchase and Sale Contracts—The Master LLC may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period. If the other party to a repurchase agreement and sale contract defaults on its obligation under the agreement, the Fund may suffer delays and incur costs or lose money in excersing its rights under the agreement. If the seller fails to repurchase the security in either situation and the market value declines, the Master LLC may lose money.

Junk Bonds — Although junk bonds generally pay higher rates of interest than investment grade bonds, junk bonds are high-risk investments that may cause income and principal losses in the Master LLC. The major risks in junk bond investments include:

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Junk bonds may be issued by less creditworthy companies. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders.

•

Prices of junk bonds are subject to extreme price fluctuations. Adverse changes to the issuer’s industry and general economic conditions may have a greater impact on the prices of junk bonds than on other higher rated fixed-income securities.

•

Issuers of junk bonds may be unable to meet their interest or principal payment obligations because of an economic downturn, specific issuer developments, or the unavailability of additional financing.

•

Junk bonds frequently have redemption features that permit an issuer to repurchase the security from the Fund before it matures. If the issuer redeems junk bonds, the Fund may have to invest the proceeds in bonds with lower yields and may lose income.

•

Junk bonds may be less liquid than higher rated fixed-income securities, even under normal economic conditions. There are fewer dealers in the junk bond market, and there may be significant differences in the prices quoted for junk bonds by the dealers. Because they are less liquid, judgment may play a greater role in valuing certain of the Fund’s securities than in the case with securities trading in a more liquid market.

•	The Master LLC may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting issuer.

Municipal Bonds — Municipal bonds are generally issued by states and local governments and their agencies, authorities and other instrumentalities. Municipal bonds are subject to interest rate, credit and market risk. The ability of an issuer to make payments could be affected by litigation, legislation or other political events or the bankruptcy of the issuer. Lower rated municipal bonds are subject to greater credit and market risk than higher quality municipal bonds.

The Master LLC may invest in residual interest bonds, which are created by depositing municipal securities in a trust and dividing the income stream of an underlying municipal bond in two parts, one, a variable rate security and the other, a residual interest bond. The interest rate for the variable rate security is determined by an index or an auction process held approximately every seven to thirty five days, while the residual interest bond holder receives the balance of the income from the underlying municipal bond less an auction fee. The market prices of residual interest bonds may be highly sensitive to changes in market rates and may decrease significantly when market rates increase.

The Master LLC may also be subject to certain other risks associated with its investments and investment strategies, including:

Securities Lending—The Master LLC may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Master LLC may lose money and there may be a delay in recovering the loaned securities. The Master LLC could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Master LLC.

Borrowing and Leverage Risk—The Master LLC may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Master LLC shares and in the return on the Master LLC’s portfolio. Borrowing will cost the Master LLC interest expense and other fees. The costs of borrowing may reduce the Master LLC’s return. Certain derivative securities that the Master LLC may buy or other techniques that the Master LLC may use may create leverage, including, but not limited to, when issued securities, forward commitments, and futures contracts and options.

Inflation-Indexed Bonds—Inflation-indexed bonds are fixed income securities or other instruments whose principal value or interest is periodically adjusted according to the rate of inflation. If the index measuring inflation falls, the principal value of inflation-indexed bonds will be adjusted downward, and may, ultimately, result in a loss of the original amount invested. Moreover, the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal. Additionally, if the Master LLC purchases inflation-indexed bonds offered by foreign issuers, the rate of inflation measured by the foreign inflation index may not be correlated to the rate of inflation in the United States. In that case, such investments would not provide protection against inflation in the United States.

The market for inflation-indexed bonds and related instruments is relatively new and is still developing. For this reason, the market may, at times, have relatively low trading volume, which could result in lower liquidity and increased volatility in prices. The value of inflation-indexed bonds is expected to change in response to changes in real interest rates. Real interest rates are tied to the relationship between nominal interest rates and the rate of inflation. If nominal interest rates increase at a faster rate than inflation, real interest rates may rise, leading to a decrease in value of inflation-indexed bonds. Short-term increases in inflation may lead to a decline in value. Any increase in the principal amount of an inflation-indexed bond as a result of an inflation rate adjustment will be considered taxable ordinary income, even though investors do not receive their principal until maturity.

Foreign Securities Risks—The Master LLC may invest in issuers located in countries other than the United States. This may expose the Master LLC to risks associated with foreign investments.

•	The value of holdings traded outside the U.S. (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates

•	The costs of non-U.S. securities transactions are often higher than those of U.S. transactions

•	The legal protections, and accounting and securities settlement procedures in certain foreign countries may be different from and offer less protection than those in the United States

•	Foreign holdings may be adversely affected by foreign governmental action

•	International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect these holdings

•	The economies of certain countries may compare unfavorably with the U.S. economy

•	Foreign securities markets may be smaller than the U.S markets, which may make trading more difficult

Short Sales—Because making short sales in securities that it does not own exposes the Master LLC to risks associated with those securities, such short sales involve speculative exposure risk. The Master LLC will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the Master LLC replaces the borrowed security. The Master LLC will realize a gain if the security declines in price between those dates. As a result, if the Master LLC makes short sales in securities that increase in value, it will likely underperform similar mutual funds that do not make short sales in securities they do not own. There can be no assurance that the Master LLC will be able to close out a short sale position at any particular time or at an acceptable price. Although the Master LLC’s gain is limited to the amount at which it sold a security short, its potential loss is limited only by the maximum attainable price of the security, less the price at which the security was sold. The Master LLC may also pay transaction costs and borrowing fees in connection with short sales.

Illiquid Securities—The Master LLC may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If the Master LLC buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities—Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities or that have a contractual restriction that prohibits or limits their resale. They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Master LLC may be unable to sell them on short notice or may be able to sell them only at a price below current value. Also, the Master LLC may get only limited information about the issuer of a restricted security, so it may be less able to predict a loss. In addition, if Master LLC management receives material nonpublic information about the issuer, the Master LLC may as a result be unable to sell the securities.

Rule 144A Securities—Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.

Investment in Other Investment Companies — The Master LLC may invest in other investment companies, including exchange traded funds. As with other investments, investments in other investment companies are subject to market and selection risk. In addition, if the Master LLC acquires shares of investment companies, shareholders bear both their proportionate share of expenses in the Master LLC (including management and advisory fees) and, indirectly, the expenses of the investment companies.

(d)  Portfolio Holdings.

For a discussion of the Master LLC’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement. The Master LLC’s top ten holdings are available on a monthly basis at www.blackrock.com generally within 5 business days after the end of the month to which the information applies.

Item 5.    Management, Organization, and Capital Structure.

(a)(1)  Manager

BlackRock Advisors, LLC, manages the Master LLC’s investments subject to the oversight of the Board of Directors of the Master LLC. While the Manager is ultimately responsible for the management of the Master LLC, it is able to draw upon the research and expertise of its asset management affiliates for portfolio decisions and management with respect to certain portfolio securities. The Manager is a wholly owned subsidiary of BlackRock.

The Master LLC has entered into a management agreement (the “Management Agreement”) with the Manager pursuant to which the Manager receives a fee at an annual rate of 0.50% of the Master LLC’s average daily net asset assets.

The Manager has sub-advisory agreements with BlackRock Financial Management, Inc. (“BFM”) and BlackRock Investment Management, LLC (“BIM”), each an affiliate of the Manager, under which the Manager pays each of BFM and BIM for services it provides a monthly fee at an annual rate equal to a percentage of the Manager’s management fee. The sub-advisers are responsible for the day-to-day management of the Master LLC.

A discussion of the basis of the Board of Directors’ approval of the Master LLC’s Management Agreement is included in the Master LLC’s annual shareholder report for the fiscal year ended November 30, 2006. A discussion of the basis of the Board of Directors’ approval of each sub-advisory agreement is included in the Master LLC’s annual shareholder report for the fiscal year ended November 30, 2006.

The Manager was organized in 1994 to perform advisory services for investment companies. BFM is a registered investment adviser organized in 1988. BIM is a registered investment adviser and commodity pool operator organized in 1999. The Manager and its affiliates had approximately $1.357 trillion in investment company and other portfolio assets under management as of December 31, 2007.

Conflicts of Interest

The investment activities of BlackRock and its affiliates (including, for these purposes, Merrill Lynch & Co., Inc., BlackRock Inc., the PNC Financial Services Group, Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees (collectively with BlackRock, the “Affiliates”)) in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Master LLC and its interest holders. BlackRock and its Affiliates provide investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Master LLC. BlackRock and its Affiliates are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Master LLC. One or more Affiliates act or may act as an investor, investment banker, research provider, investment manager, financer, advisor, market maker, trader, prime broker, lender, agent and/or principal, and have other direct and indirect interests in securities, currencies and other instruments in which a Portfolio directly and indirectly invests. Thus, it is likely that the Master LLC will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which an Affiliate performs or seeks to perform investment banking or other services. One or more Affiliates may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Master LLC and/or that engage in and compete for transactions in the same types of securities, currencies and instruments as the Master LLC. The trading activities of these Affiliates are carried out without reference to positions held directly or indirectly by the Master LLC and may result in an Affiliate having positions that are adverse to those of the Master LLC. No Affiliate is under any obligation to share any investment opportunity, idea or strategy with the Master LLC. As a result, an Affiliate may compete with the Master LLC for appropriate investment opportunities. The results of the Master LLC’s investment activities, therefore, may differ from those of an Affiliate and of other accounts managed by an Affiliate, and it is possible that the Master LLC could sustain losses during periods in which one or more Affiliates and other accounts achieve significant profits on their trading for proprietary or other accounts. The opposite result is also possible. In addition, the Master LLC may, from time to time, enter into transactions in which an Affiliate or its other clients have an adverse interest. Furthermore, transactions undertaken by an Affiliate or Affiliate-advised clients may adversely impact the Master LLC. Transactions by one or more Affiliate-advised clients or BlackRock may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Master LLC. The Master LLC’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates, and/or their internal policies designed to comply with such restrictions. In addition, the Master LLC may invest in securities of companies with which an Affiliate has or is trying to develop investment banking relationships or in which an Affiliate has significant debt or equity investments. The Master LLC also may invest in securities of companies for which an Affiliate provides or may some day provide research coverage. An Affiliate may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Master LLC or who engage in transactions with or for the Master LLC and may receive compensation for such services. The Master LLC may also make brokerage and other payments to an Affiliate in connection with the Master LLC’s portfolio investment transactions.

Under a securities lending program approved by the Master LLC’s Board of Directors, the Master LLC has retained an Affiliate of BlackRock to serve as the securities lending agent for the Master LLC to the extent that the Master LLC participates in the securities lending program. For these services, the lending agent may receive a fee from the Master LLC, including a fee based on the returns earned on the Master LLC’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Master LLC may lend its portfolio securities under the securities lending program.

The activities of BlackRock and its Affiliates may give rise to other conflicts of interest that could disadvantage the Master LLC and its interest holders. BlackRock has adopted policies and procedures designed to address these potential conflicts of interest. See Part B of this registration statement for further information.

(a)(2)  Portfolio Managers

Stuart Spodek and Brian Weinstein are the Master LLC’s co-portfolio managers and are primarily responsible for the day-to-day management of the Master LLC’s portfolio and the selection of its investments. Each has been the Master LLC’s co-portfolio manager since 2006. Stuart Spodek is a Managing Director of and portfolio manager with BlackRock, and is a member of the Investment Strategy Group. His primary responsibility is managing fixed income portfolios, with a sector emphasis on global government bonds, derivative instruments, and implementing yield curve strategy across global portfolios. Mr. Spodek joined BlackRock in 1993 as an analyst in BlackRock’s Portfolio Management Group and subsequently was promoted to portfolio manager in 1995. Brian Weinstein is Vice President of and portfolio manager with BlackRock, and is a member of the Investment Strategy Group. His primary responsibility is the management of total return portfolios, with a sector emphasis on government/agency bonds. Mr. Weinstein moved to his current role in the Portfolio Management Group in 2002. He joined BlackRock in 2000 as an analyst in the Portfolio Analytics Group after spending several summers with BlackRock as an intern. For more information about the portfolio managers’ compensation, other accounts they manage and their ownership of Master LLC’s interests, please see the Part B of this Registration Statement.

(b)  Capital Stock

Investors in the Master LLC have no preemptive or conversion rights, and interests in the Master LLC are fully paid and non-assessable. The Master LLC has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors, when in the judgment of the Directors, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Master LLC, Feeder Funds would be entitled to their pro rata share of the assets of the Master LLC that are available for distribution.

Smaller Feeder Funds may be harmed by the actions of larger Feeder Funds. For example, a larger Feeder Fund could have more voting power than a smaller Feeder Fund over the operations of the Master LLC. A Feeder Fund may withdraw from the Master LLC at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Feeder Fund’s assets directly. Each Feeder Fund is entitled to a vote in proportion to its investment in the Master LLC. Each Feeder Fund generally will participate in the earnings, dividends and assets of the Master LLC in accordance with their pro rata interests in the Master LLC.

Investments in the Master LLC may not be transferred. A Feeder Fund may withdraw all or any portion of its investment in the Master LLC at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions.

Item 6.    Shareholder Information.

(a)  Pricing of Interests in the Master LLC.

The net asset value of the Master LLC is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The Master LLC may invest a substantial portion of its assets in commodity linked derivative instruments. The value of the underlying commodities and, therefore, the prices of the related derivatives may be volatile over the short term. In addition, such securities may at times be thinly traded. For these reasons, the trust may at times fair value the commodity related securities in which it invests. The Master LLC may invest a portion of its assets in foreign securities. Generally, trading in foreign securities, as well as U.S. government securities, money market instruments and certain other fixed-income securities, is substantially completed each day at various times prior to the close of business on the Exchange. The values of such securities used in computing the net asset value of the Master LLC’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the Exchange. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the Exchange that may not be reflected in the computation of the Master LLC’s net asset value. If market quotations are not readily available or, in the Manager’s judgment, do not accurately reflect fair value for a security or if a security’s value has been materially affected by events occurring after the close of the Exchange or the market in which the security is principally traded, that security will be valued by another method that the Board of Directors believes more accurately reflects the fair value.

The Master LLC generally values fixed-income portfolio securities and derivative securities and other instruments using market prices provided by an independent pricing service pursuant to a valuation policy approved by the Master LLC’s Board of Directors. If market quotations are not readily available or, in the Manager’s judgment, they do not accurately reflect fair value for a security, that security will be valued by another method that the Board of Directors believes more accurately reflects the fair value. Fair value determinations may be made by the Master LLC’s independent pricing service using a matrix pricing system or other pricing methodologies approved by the Directors or by the Manager’s Valuation Committee after consideration of the material factors that may affect the value of a particular security.

The Board has adopted valuation procedures for the Master LLC and has delegated the day-to-day responsibility for fair value determinations to the Manager’s Valuation Committee. Fair value determinations by the Manager that affect the Master LLC’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or accurately reflect a security’s fair value, the Manager monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by the Fund. Those may include events affecting specific issuers (for example, a halt in trading of the securities of an issuer or an exchange during the trading day, a corporate action or a company announcement) or events affecting securities markets generally (for example, market volatility or a natural disaster). The Manager believes that foreign securities values may be affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets. The fair valuation procedures, therefore, include a procedure whereby foreign securities prices may be “fair valued” by an independent pricing service approved by the Board of Directors to take those factors into account.

The Master LLC’s use of fair value pricing is designed to ensure that the Master LLC’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair value used by the Master LLC on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

The aggregate net asset value of the Master LLC is the value of the securities held by the Master LLC plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily.

Each investor in the Master LLC may add to or reduce its investment in the Master LLC on each day the NYSE is open for trading. The value of each investor’s interest in the Master LLC will be determined after the close of business on the NYSE by multiplying the net asset value of the Master LLC by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Master LLC. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Master LLC will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Master LLC as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Master LLC effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Master LLC as of such time on such day plus or minus, as the case may be, the amount of the net additions to or net withdrawals from the aggregate investments in the Master LLC by all investors in the Master LLC. The percentage so determined will then be applied to determine the value of the investor’s interest in the Master LLC after the close of business of the NYSE on the next determination of net asset value of the Master LLC.

(b)  Purchase of Interests in the Master LLC.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Master LLC may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Master LLC. However, because the Master LLC intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Master LLC’s custodian bank by a Federal Reserve Bank).

The Master LLC reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

(c)  Redemption of Interests in the Master LLC.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value. The Master LLC will make payment for all interests redeemed within seven days after receipt by the Master LLC of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Master LLC may not be transferred.

(d)  Dividends and Distributions.    Not Applicable

(e)  Frequent Purchase and Redemption of Master LLC Interests

The Master LLC does not offer its interests for sale to the general public, nor does it offer an exchange privilege. The Master LLC is not, therefore, directly subject to the risks of short-term trading and the Board of Directors has not adopted procedures to prevent such trading. However, the Master LLC may be adversely affected by short-term trading in shares of a Feeder Fund. See “Your Account—How to Buy, Sell, Transfer and Exchange Shares—Short-Term Trading” in Part A of the BlackRock Commodity Strategies Registration Statement for more information.

(f)  Tax Consequences.

The Master LLC intends to operate as a partnership for Federal income tax purposes. Accordingly, the Master LLC will not be subject to any Federal income tax. Based upon the status of the Master LLC as a partnership, a Feeder Fund will take into account its share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and its qualifications as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of a Feeder Fund’s share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code, as amended, and the regulations promulgated thereunder.

Item 7.    Distribution Arrangements.

(a)  Sales Loads.    Not Applicable.

(b)  12b-1 Fees.    Not Applicable.

(c)  Multiple Class and Master/Feeder Funds.

The Master LLC is part of a master/feeder structure. Members of the general public may not purchase interests in the Master LLC. However, the Master LLC may sell beneficial interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Master LLC and will pay a proportionate share of the Master LLC’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Directors of the Master LLC believe that the “master/feeder” fund structure may enable the Master LLC to reduce costs through economies of scale. A larger investment portfolio for the Master LLC may reduce certain transaction costs to the extent that contributions to and redemptions from the Master LLC’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Master LLC may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Master LLC or withdraws from the Master LLC, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Master LLC if the Master LLC voted to change its investment objective, policies or limitations in a manner not acceptable to the Trustees/Directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Master LLC may affect the investment performance of the Feeder Fund and the Master LLC.

The Master LLC normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Master LLC. When a Feeder Fund is requested to vote on matters pertaining to the Master LLC, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Master LLC proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the BlackRock Commodity Strategies Registration Statement under “Master/Feeder Structure.”

PART B

March 31, 2008

MASTER COMMODITY STRATEGIES LLC

Item 9.    Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Master Commodity Strategies LLC (the “Master LLC”), dated March 31, 2008, as it may be revised from time to time (the “Master LLC’s Part A”). To obtain a copy of the Registration Statement, please call the Master LLC at 1-800-441-7762, or write to the Master LLC at P.O. Box 9011, Princeton, New Jersey 08543-9011. The Master LLC’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Master LLC’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 6 of the Registration Statement on Form N-1A (Securities Act File No. 333-111815 and Investment Company Act File No. 811-21486) of BlackRock Commodity Strategies Fund (“BlackRock Commodity Strategies” or the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) dated March 31, 2008, and as amended from time to time (the “BlackRock Commodity Strategies Registration Statement”).

The Master LLC is part of a “master/feeder” structure. The Fund invests all of its assets in interests of the Master LLC. BlackRock Commodity Strategies, BlackRock Commodity Linked Fund, a Cayman Islands registered mutual fund, and any other feeder fund that may invest in the Master LLC are referred to herein as “Feeder Funds.”

Item 10.    Master LLC History.

The Master LLC was organized as a statutory trust under Delaware law on February 18, 2004. On March 22, 2004, the Master LLC changed its name from “Master Real Asset Trust” to “Master Real Investment Trust.” Effective March 29, 2007, the Master LLC changed its name from “Master Real Investment Trust” to “Master Commodity Strategies Trust.” Effective June 15, 2007, the Master LLC converted into Delaware limited liability company and changed its name to “Master Commodity Strategies LLC.”

Additional information relating to the history of the Master LLC is incorporated herein by reference from Item 5 of the Master LLC’s Part A.

Item 11.    Description of the Master LLC and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Master LLC’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Master LLC, the types of securities purchased by the Master LLC, the investment techniques used by the Master LLC, and certain risks relating thereto, as well as other information relating to the Master LLC’s investment programs, is incorporated herein by reference from the sections entitled “Investment Objectives and Policies” and “Investment Restrictions” in Part I and “Investment Risks and Considerations” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Information on the Master LLC’s policies and procedures with respect to the selective disclosure of the Master LLC’s portfolio holdings is incorporated herein by reference to the section entitled “Management and Other Service Arrangements—Selective Disclosure of Portfolio Holdings” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 12.    Management of the Master LLC.

(a)  Management Information

The Board of Directors of the Master LLC consist of fifteen individuals, twelve of whom are not “interested persons” of the Master LLC as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) (the “non-interested Directors”). The same individuals serve as Trustees of BlackRock Commodity Strategies. The Directors of the Master LLC are responsible for the oversight of the operations of the Master LLC and perform the various duties imposed on the directors of investment companies by the Investment Company Act. The non-interested Directors have retained legal counsel to assist them in connection with their duties.

Biographical Information. Certain biographical and other information relating to the Directors of the Master LLC is set forth below, including their year of birth, their principal occupations for at least the last five years, the term of office and length of time served, the total number of investment companies overseen in the complex of funds advised by the Manager or its affiliates (“BlackRock-advised funds”) and any public directorships:

Name, Address and Year of Birth	Position(s) Held with Fund	Length of Time Served as a Director(b)	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships
Non-Interested Directors (a)

James H. Bodurtha 40 East 52nd Street New York, NY 10022 1944(c)	Director	2007 to present	Director, The China Business Group, Inc. (consulting firm) since 1996 and formerly Executive Vice President thereof from 1996 to 2003; Chairman of the Board, Berkshire Holding Corporation since 1980.	37 Funds 101 Portfolios	None

Bruce R. Bond 40 East 52nd Street New York, NY 10022 1946	Director	2007 to present	Formerly Trustee and Member of the Governance Committee, State Street Research Mutual Funds from 1997 to 2005; Formerly Board Member of Governance, Audit and Finance Committee, Avaya Inc. (computer equipment) from 2003 to 2007.	37 Funds 101 Portfolios	None

Donald W. Burton 40 East 52nd Street New York, NY 10022 1944	Director	2007 to present	Managing General Partner, The Burton Partnership, LP (an investment partnership) since 1979; Managing General Partner, The South Atlantic Venture Funds since 1983; Member of the Investment Advisory Council of the Florida State Board of Administration from 2001 to 2007.	37 Funds 101 Portfolios	Knology, Inc. (telecommunications); Capital Southwest (financial)

Honorable Stuart E. Eizenstat 40 East 52nd Street New York, NY 10022 1943(d)	Director	2007 to present	Partner and Head of International Practice, Covington and Burling (law firm) since 2001; International Advisory Board Member, The Coca Cola Company since 2002; Advisory Board Member BT Americas (telecommunications) since 2004; Member of the Board of Directors, Chicago Climate Exchange (environmental) since 2006; Member of the International Advisory Board GML (energy) since 2003.	37 Funds 101 Portfolios	UPS Corporation (delivery service)

Kenneth A. Froot 40 East 52nd Street New York, NY 10022 1957	Director	2007 to present	Professor, Harvard University since 1992.	37 Funds 101 Portfolios	None

Robert M. Hernandez 40 East 52nd Street New York, NY 10022 1944(e)	Director	2007 to present	Formerly Director, Vice Chairman and Chief Financial Officer of USX Corporation (energy and steel business) from 1991 to 2001.	37 Funds 101 Portfolios	ACE Limited (insurance company); Eastman Chemical Company (chemical); RTI International Metals, Inc. (metals); TYCO Electronics (electronics)

John F. O’Brien 40 East 52nd Street New York, NY 10022 1943	Director	2007 to present	Trustee, Woods Hole Oceanographic Institute since 2003; Formerly Director, Allmerica Financial Corporation from 1995 to 2003; Formerly Director, ABIOMED from 1989 to 2006; Formerly Director, Ameresco, Inc. (energy solutions company) from 2006 to 2007.	37 Funds 101 Portfolios	Cabot Corporation (chemicals); LKQ Corporation (auto parts manufacturing); TJX Companies, Inc. (retailer)

Roberta Cooper Ramo 40 East 52nd Street New York, NY 10022 1942	Director	2007 to present	Shareholder, Modrall, Sperling, Roehl, Harris & Sisk, P.A. (law firm) since 1993; Chairman of the Board, Cooper’s Inc., (retail) since 2000; Director of ECMC Group (service provider to students, schools and lenders) since 2001; President Elect, The American Law Institute, (non-profit), 2007; Formerly President, American Bar Association from 1995 to 1996.	37 Funds 101 Portfolios	None

Jean Margo Reid 40 East 52nd Street New York, NY 10022 1945	Director	2007 to present	Self-employed consultant since 2001; Director and Secretary, SCB, Inc. (holding company) since 1998; Director and Secretary, SCB Partners, Inc. (holding company) since 2000; Formerly Director, Covenant House (non-profit) from 2001 to 2004.	37 Funds 101 Portfolios	None

David H. Walsh 40 East 52nd Street New York, NY 10022 1941(f)	Director	2007 to present	Director, National Museum of Wildlife Art since 2007; Director, Ruckleshaus Institute and Haub School of Natural Resources at the University of Wyoming since 2006; Director, The American Museum of Fly Fishing since 1997; Formerly Consultant with Putnam Investments from 1993 to 2003; Formerly Director, The National Audubon Society from 1998 to 2005.	37 Funds 101 Portfolios	None

Fred G. Weiss 40 East 52nd Street New York, NY 10022 1941(g)	Director	2007 to present	Managing Director, FGW Associates (consulting and investment company) since 1997; Director, Michael J. Fox Foundation for Parkinson’s Research since 2000; Formerly Director of BTG International Plc (a global technology commercialization company) from 2001 to 2007.	37 Funds 101 Portfolios	Watson Pharmaceutical Inc.

Richard R. West 40 East 52nd Street New York, NY 10022 1938	Director	2007 to present	Dean Emeritus, New York University’s Leonard N. Stern School of Business Administration since 1995.	37 Funds 101 Portfolios	Bowne & Co., Inc. (financial printers); Vornado Realty Trust (real estate company); Alexander’s Inc. (real estate company)

Interested Directors (h)

Richard S. Davis 40 East 52nd Street New York, NY 10022 1945	Director	2007 to present	Managing Director, BlackRock, Inc. since 2005; Formerly Chief Executive Officer, State Street Research & Management Company from 2000 to 2005; Formerly Chairman of the Board of Trustees, State Street Research Mutual Funds from 2000 to 2005; Formerly Chairman, SSR Realty from 2000 to 2004	185 Funds 292 Portfolios	None

Laurence D. Fink 40 East 52nd Street New York, NY 10022 1952	Director	2007 to present	Chairman and Chief Executive Officer of BlackRock, Inc. since its formation in 1998 and of BlackRock, Inc.’s predecessor entities since 1988 and Chairman of the Executive and Management Committees; Formerly Managing Director, The First Boston Corporation, Member of its Management Committee, Co-head of its Taxable Fixed Income Division and Head of its Mortgage and Real Estate Products Group; Chairman of the Board of several of BlackRock’s alternative investment vehicles; Director of several of BlackRock’s offshore funds; Member of the Board of Trustees of New York University, Chair of the Financial Affairs Committee and a member of the Executive Committee, the Ad Hoc Committee on Board Governance, and the Committee on Trustees; Co-Chairman of the NYU Hospitals Center Board of Trustees, Chairman of the Development/Trustee Stewardship Committee and Chairman of the Finance Committee; Trustee, The Boys’ Club of New York.	37 Funds 101 Portfolios	None

Henry Gabbay 40 East 52nd Street New York, NY 10022 1947	Director	2007 to present	Consultant, BlackRock, Inc. since 2007; Formerly Managing Director, BlackRock, Inc. from 1989 to 2007; Formerly Chief Administrative Officer, BlackRock Advisors, LLC from 1998 to 2007; Formerly President of BlackRock Funds and BlackRock Bond Allocation Target Shares from 2005 to 2007 and Treasurer of certain closed-end funds in the BlackRock fund complex from 1989 to 2006.	184 Funds 291 Portfolios	None

(a)	Directors serve until their resignation, removal or death, or until December 31 of the year in which they turn 72.
(b)	Following the combination of Merrill Lynch Investment Managers, L.P. (“MLIM”) and BlackRock, Inc. (“BlackRock”) in September 2006, the various legacy MLIM and legacy BlackRock Fund boards were realigned and consolidated into three new Fund boards in 2007. As a result, although the chart shows certain directors as joining the Fund’s board in 2007, those directors first became a member of the board of directors of other legacy MLIM or legacy BlackRock Funds as follows: James H. Bodurtha, 1995; Bruce R. Bond, 2005; Donald W. Burton, 2002; Honorable Stuart E. Eizenstat, 2001; Kenneth A. Froot, 2005; Robert M. Hernandez, 1996; John F. O’Brien, 2004; Roberta Cooper Ramo, 2000; Jean Margo Reid, 2004; David H. Walsh, 2003; Fred G. Weiss, 1998 and Richard R. West, 1978.
(c)	Chairman of the Compliance Committee.
(d)	Chairman of the Governance and Nominating Committee.
(e)	Chairman of the Board of Directors.
(f)	Chairman of the Performance Oversight Committee.
(g)	Vice-Chairman of the Board of Directors and Chairman of the Audit Committee.
(h)	Messrs. Davis, Fink and Gabbay are all “interested persons,” as defined in the Investment Company Act, of the Master LLC based on their positions with BlackRock, Inc. and its affiliates. Directors serve until their resignation, removal or death, or until December 31 of the year in which they turn 72.

Certain biographical and other information relating to the officers of the Master LLC is set forth below, including their year of birth, their principal occupations for at least the last five years, the term of office and length of time served, the total number of investment companies overseen is the complex of funds advised by the Manager of its affiliates (“BlackRock-advised funds”) and any public directorships.

Name, Address and Year of Birth	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships
Fund Officers (a)

Donald C. Burke 40 East 52nd Street New York, NY 10022 1960	Fund President and Chief Executive Officer	2007 to present	Managing Director of BlackRock, Inc. since 2006; Formerly Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) and Fund Asset Management, L.P. (“FAM”) in 2006; First Vice President thereof from 1997 to 2005; Treasurer thereof from 1999 to 2006 and Vice President thereof from 1990 to 1997.	195 registered investment companies consisting of 302 portfolios	None

Anne F. Ackerley 40 East 52nd Street New York, NY 10022 1962	Vice President	2007 to present	Managing Director of BlackRock, Inc. since 2000 and First Vice President and Chief Operating Officer of Mergers and Acquisitions Group from 1997 to 2000; First Vice President and Chief Operating Officer of Public Finance Group thereof from 1995 to 1997; First Vice President of Emerging Markets Fixed Income Research of Merrill Lynch & Co., Inc. from 1994 to 1995.	185 registered investment companies consisting of 292 portfolios	None

Neal J. Andrews 40 East 52nd Street New York, NY 10022 1966	Chief Financial Officer	2007 to present	Managing Director of BlackRock, Inc. since 2006; Formerly Senior Vice President and Line of Business Head of Fund Accounting and Administration at PFPC Inc. from 1992 to 2006.	185 registered investment companies consisting of 292 portfolios	None

Jay M. Fife 40 East 52nd Street New York, NY 10022 1970	Treasurer	2007 to present	Managing Director of BlackRock, Inc. since 2007 and Director in 2006; Formerly Assistant Treasurer of the MLIM/FAM advised funds from 2005 to 2006; Director of MLIM Fund Services Group from 2001 to 2006.	185 registered investment companies consisting of 292 portfolios	None

Brian P. Kindelan 40 East 52nd Street New York, NY 10022 1959	Chief Compliance Officer	2007 to present	Chief Compliance Officer of the Funds since 2007; Managing Director and Senior Counsel thereof since 2005; Director and Senior Counsel of BlackRock Advisors, Inc. from 2001 to 2004 and Vice President and Senior Counsel thereof from 1998 to 2000; Senior Counsel of The PNC Bank Corp. from 1995 to 1998.	185 registered investment companies consisting of 292 portfolios	None

Howard Surloff 40 East 52nd Street New York, NY 10022 1965	Secretary	2007 to present	Managing Director of BlackRock, Inc. and General Counsel of U.S. Funds at BlackRock, Inc. since 2006; Formerly General Counsel (U.S.)of Goldman Sachs Asset Management, L.P. from 1993 to 2006.	185 registered investment companies consisting of 292 portfolios	None

(a)	Officers of the Master LLC serve at the pleasure of the Board of Directors.

(b)  Board of Directors

The Board has four standing committees: an Audit Committee, a Governance and Nominating Committee, a Compliance Committee and a Performance Oversight Committee.

The members of the Audit Committee (the “Audit Committee”) are Fred G. Weiss (Chair), Robert M. Hernandez, and Richard R. West, all of whom are non-interested Directors. The principal responsibilities of the Audit Committee are to approve the selection, retention, termination and compensation of the Master LLC’s independent registered public accounting firm (the “independent auditors”) and to oversee the independent auditors’ work. The Audit Committee’s responsibilities include, without limitation, to (1) evaluate the qualifications and independence of the independent auditors; (2) approve all audit engagement terms and fees for the Master LLC; (3) review the conduct and results of each independent audit of the Master LLC’s financial statements; (4) review with the independent auditor any audit problems or difficulties encountered during or related to the conduct of the audit; (5) review the internal controls of the Master LLC and its service providers with respect to accounting and financial matters; (6) oversee the performance of the Master LLC’s internal audit function provided by its investment adviser, administrator, pricing agent or other service provider; (7) oversee policies, procedures and controls regarding valuation of the Master LLC’s investments; and (8) resolve any disagreements between Master LLC management and the independent auditors regarding financial reporting. The Board has adopted a written charter for the Audit Committee. During the fiscal year ended November 30, 2007, the newly constituted Audit Committee met once.

The members of the Governance and Nominating Committee (the “Nominating Committee”) are Stuart E. Eizenstat (Chair), Robert M. Hernandez, Fred G. Weiss and Richard R. West, all of whom are non interested Directors. The principal responsibilities of the Nominating Committee are to (1) identify individuals qualified to serve as non-interested Directors of the Master LLC and recommend non-interested Director nominees for election by shareholders or appointment by the Board; (2) advise the Board with respect to Board compensation procedures and committees (other than the Audit Committee); (3) oversee periodic self-assessments of the Board and committees of the Board (other than the Audit Committee); (4) review and make recommendations regarding non-interested Director compensation; and (5) monitor corporate governance matters and develop appropriate recommendations to the Board. The Governance Committee may consider nominations for the office of Director made by Master LLC shareholders as it deems appropriate. Master LLC shareholders who wish to recommend a nominee should send nominations to the Secretary of the Master LLC that include biographical information and set forth the qualifications of the proposed nominee. The Board has adopted a written charter for the Governance Committee. During the fiscal year ended November 30, 2007, the newly constituted Governance Committee met once.

The members of the Compliance Committee are James H. Bodurtha (Chair), Bruce R. Bond, Roberta Cooper Ramo and Jean Margo Reid, all of whom are non-interested Directors. The Compliance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee regulatory and fiduciary compliance matters involving the Master LLC, the fund-related activities of BlackRock and the Master LLC’s third party service providers. The Compliance Committee’s responsibilities include, without limitation, to (1) oversee the compliance policies and procedures of the Master LLC and its service providers; (2) review information on and, where appropriate, recommend policies concerning the Master LLC’s compliance with applicable law, and (3) review reports from and make certain recommendations regarding the Master LLC’s Chief Compliance Officer. The Board has adopted a written charter for the Compliance Committee. During the fiscal year ended November 30, 2007, the newly constituted Compliance Committee met once.

The members of the Performance Oversight Committee are David H. Walsh (Chair), Donald W. Burton, Kenneth A. Froot, and John O’Brien, all of whom are non-interested Directors, and Richard S. Davis, who serves as an interested Director for certain other BlackRock-advised funds. The Performance Oversight Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee the Master LLC’s investment performance relative to its agreed-upon performance objectives. The Performance Oversight Committee’s responsibilities include, without limitation, to (1) review the Master LLC’s investment objectives, policies and practices, (2) recommend to the Board specific investment tools and techniques employed by BlackRock, (3) recommend to the Board appropriate investment performance objectives based on its review of appropriate benchmarks and competitive universes, (4) review the Master LLC’s investment performance relative to agree-upon performance objectives and (5) review information on unusual or exceptional investment matters. The Board has adopted a written charter for the Performance Oversight Committee. During the fiscal year ended November 30, 2007, the newly constituted Performance Oversight Committee met once.

Prior to November 1, 2007, the Board then in office had two standing committees, an Audit Committee and a Nominating Committee, each of which consisted of all of the non-interested Directors. During the fiscal year ended November 30, 2007, the Audit Committee then in office met three times and the Nominating Committee then in office met once.

              Share Ownership.    Information relating to each Director’s share ownership in the Master LLC and in all registered funds in the BlackRock-advised funds that are overseen by the respective Director (“Supervised Funds”) as of December 31, 2007 is set forth in the chart below.

Name of Director	Aggregate Dollar Range of Equity Securities in the Master LLC*	Aggregate Dollar Range of Equity Securities in Supervised Funds
Interested Directors:
Richard S. Davis	None	Over $100,000
Laurence D. Fink	None	Over $100,000
Henry Gabbay	None	Over $100,000
Non-Interested Directors:
James H. Bodurtha	None	Over $100,000
Bruce R. Bond	None	Over $100,000
Donald W. Burton	None	None
Stuart E. Eizenstat	None	$1-$10,000
Kenneth A. Froot	None	None
Robert M. Hernandez	None	Over $100,000
John F. O’Brien	None	None
Roberta Cooper Ramo	None	Over $100,000
Jean Margo Reid	None	Over $100,000
David H. Walsh	None	Over $100,000
Fred G. Weiss	None	Over $100,000
Richard R. West	None	Over $100,000

*	Interests of the Master LLC are not publicly offered.

              As of February 29, 2008, the officers and Directors of the Master LLC as a group owned an aggregate of less than 1% of the outstanding interests in the Master LLC. As of December 31, 2007 none of the non-interested Directors or their immediate family members owned beneficially or of record any securities in affiliates of the Manager, the Distributors, or any person directly or indirectly controlling, controlled by, or under common control with the Manager or the Distributors.

(c)  Compensation

Each Director who is a non-Interested Director is paid as compensation an annual retainer of $150,000 per year for his or her services as Director to the BlackRock-advised funds, including the Fund, and a $25,000 Board meeting fee to be paid for each Board meeting up to five Board meetings held in a calendar year (compensation for meetings in excess of this number to be determined on a case-by-case basis), together with out-of-pocket expenses in accordance with a Board policy on travel and other business expenses relating to attendance at meetings. In addition, the Chairman and Vice-Chairman of the Board of Directors are paid as compensation an additional annual retainer of $65,000 and $25,000, respectively, per year. The Chairmen of the Audit Committee, Compliance Committee, Governance and Nominating Committee, and Performance Oversight Committee are paid as compensation an additional annual retainer of $25,000, respectively.

The following table sets forth the compensation earned by the non-Interested Directors and Advisory Board Member for the fiscal year ended November 30, 2007, and the aggregate compensation paid to them by all BlackRock-advised funds for the calendar year ended December 31, 2007.

Name(a)	Compensation From the Master LLC	Estimated Annual Benefits Upon Retirement	Aggregate Compensation from the Fund and other BlackRock- Advised Funds
James H. Bodurtha (b)	None	N/A	$296,014.50
Bruce R. Bond	None	N/A	$216,500.00
Donald W. Burton	None	N/A	$158,791.66
Stuart E. Eizenstat (c)	None	N/A	$216,916.67
Kenneth A. Froot	None	N/A	$250,135.87
Robert M. Hernandez (d)	None	N/A	$224,833.33
John F. O’Brien	None	N/A	$158,791.66
Roberta Cooper Ramo	None	N/A	$250,135.87
Jean Margo Reid	None	N/A	$171,433.48
David H. Walsh (e)	None	N/A	$162,958.33
Fred G. Weiss (f)	None	N/A	$183,160.41
Richard R. West	None	N/A	$171,433.48
Advisory Board Member
Joe Grills	None	N/A	$300,000.00

(a)	Each of the non-interested Directors assumed office on November 1, 2007. Mr. Grills assumed office as an Advisory Board Member on November 1, 2007 and served until December 31, 2007.
(b)	Chairman of the Compliance Committee
(c)	Chairman of the Governance and Nominating Committee
(d)	Chairman of the Board of Trustees
(e)	Chairman of the Performance Oversight Committee
(f)	Vice Chairman of the Board of Trustees and Chairman of the Audit Committee

Mr. Kindelan assumed office as Chief Compliance Officer and Anti-Money Laundering Compliance Officer on November 1, 2007. From November 1, 2007 through the fiscal year ended November 30, 2007 Mr. Kindelan received $4.46 from the Master LLC.

(d)  Sales Loads. Not Applicable.

(e)  Code of Ethics

The Master LLC, the Fund, the Manager, BlackRock Investment Management LLC, (“BIM”), BlackRock Financial Management, Inc. (“BFM”), BlackRock Distributors, Inc. (“BDI”) and FAM Distributors, Inc. (“FAMD”) each has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act. The Codes of Ethics establish procedures for personal investing and restrict certain transactions. Employees subject to the Codes of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master LLC.

(f)  Proxy Voting Policies

Information relating to the Master LLC’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 13.    Control Persons and Principal Holders of Securities.

As of March 14, 2008, BlackRock Commodity Strategies owned 91.02% and BlackRock Commodity Linked Fund owned 8.98% of the interests in the Master LLC.

Item 14.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Master LLC’s Part A.

Information relating to the investment management and other services provided to the Master LLC by the Manager is incorporated herein by reference from Part A of the BlackRock Commodity Strategies Registration Statement and the sub-section entitled “Management and Advisory Arrangements,” in Part I and from the section entitled “Management and Other Service Arrangements” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement. The following list identifies the specific sections and sub-sections in Part A and Part B of the BlackRock Commodity Strategies Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No	Sections Incorporated by Reference from Part A and Part B of the BlackRock Commodity Strategies Registration Statement
Item 14(a)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(c)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(d)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(e)	Not Applicable
Item 14(f)	Not Applicable
Item 14(g)	Not Applicable
Item 14(h)	Part A—Back Cover Management and Other Service Arrangements

Each of FAMD, P.O. Box 9011, Princeton, New Jersey, 08543-9081, and BDI, 760 Moore Road, King of Prussia, Pennsylvania, 19406, each an affiliate of the Manager, acts as placement agent for the Master LLC pursuant to a placement agent agreement (each, a “Placement Agent Agreement”). Under the Placement Agent Agreements, FAMD and BDI receive no compensation for acting as placement agents for the Master LLC.

Item 15.    Portfolio Managers

Stuart Spodek and Brian Weinstein are the Master LLC’s co-portfolio managers and are jointly and primarily responsible for the day-to-day management of the Master LLC’s portfolio and the selection of its investments. Each has been the Master LLC’s co-portfolio manager since 2006. Information about the portfolio managers’ compensation, other accounts they manage and their ownership of BlackRock Commodity Strategies shares is incorporated herein by reference to the section entitled “Management and Other Advisory Services” in Part I of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 16.    Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Master LLC is incorporated herein by reference to the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 17.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Master LLC’s Part A. Under the limited liability company agreement, the Directors are authorized to issue interests in the Master LLC. Upon liquidation of the Master LLC, Feeder Funds would be entitled to share in the assets of the Master LLC that are available for distribution in proportion to their investment in the Master LLC.

The Master LLC is organized as a limited liability company agreement under the laws of the State of Delaware. Each Feeder Fund is entitled to a vote in proportion to its investment in the Master LLC. Each Feeder Fund will participate in the earnings, dividends and assets of the Master LLC in accordance with their pro rata interests in the Master LLC. The Master LLC will not issue share certificates.

Each investor is entitled to a vote, with respect to matters affecting the Master LLC, in proportion to the amount of its investment in the Master LLC. Investors in the Master LLC do not have cumulative voting rights, and investors holding more than 50% of the aggregate interest in the Master LLC may elect all of the Directors of the Master LLC if they choose to do so and in such event the other investors in the Master LLC would not be able to elect any Director. The Master LLC is not required to hold annual meetings of investors but the Master LLC will hold special meetings of investors when in the judgment of the Master LLC’s Directors it is necessary or desirable to submit matters for an investor vote. The Directors may elect to terminate the Master LLC without a vote of the interest holders.

Item 18.    Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Master LLC’s Part A.

(a)  Purchase of Interests in the Master LLC.

The net asset value of the Master LLC’s portfolio is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (“NYSE”) on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for business on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Master LLC is the value of the securities held by the Master LLC plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily. Each investor in the Master LLC may add to or reduce its investment in the Master LLC on each day the NYSE is open for trading. The value of each investor’s interest in the Master LLC will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Master LLC by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Master LLC. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Master LLC will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Master LLC as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Master LLC effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Master LLC as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Master LLC by all investors in the Master LLC. The percentage so determined will then be applied to determine the value of the investor’s interest in the Master LLC after the close of business of the NYSE on the next determination of net asset value of the Master LLC.

Securities that are held by the Master LLC that are traded on stock exchanges or the NASDAQ Global Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Directors of the Master LLC. Long positions traded in the OTC market, NASDAQ Small Cap Market or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Directors of the Master LLC. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Manager believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Master LLC employs pricing services to provide certain securities prices for the Master LLC. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Master LLC, including valuations furnished by the pricing services retained by the Master LLC, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Master LLC under the general supervision of the Master LLC’s Board of Directors. Such valuations and procedures will be reviewed periodically by the Board of Directors of the Master LLC.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Master LLC’s shares are determined as of such times. Foreign currency exchange rates are generally determined as of the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Master LLC’s net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to affect the value of such securities, those securities will be valued at their fair value as determined in good faith by the Master LLC’s Board of Directors or by the Manager using a pricing service and/or procedures approved by the Master LLC’s Board of Directors.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Master LLC may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Master LLC. However, because the Master LLC intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Master LLC’s custodian bank by a Federal Reserve Bank).

The Master LLC reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is received by the Feeder Fund. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value. The Master LLC will make payment for all interests redeemed within seven days after receipt by the Master LLC of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Master LLC may not be transferred.

(b)  Fund Reorganizations.    Not applicable.

(c)  Offering Price.    Not Applicable.

Item 19.    Taxation of the Master LLC.

The Master LLC is treated as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”), and, thus, is not subject to income tax. Based upon the status of the Master LLC as a partnership, each investor in the Master LLC takes into account its share of the Master LLC’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Master LLC’s fiscal year end is November 30. Although the Master LLC will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Master LLC’s assets, income and distributions will be managed in such a way that an investor in the Master LLC will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Master LLC. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Master LLC as they are taken into account by the Trust.

Certain transactions of the Master LLC are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Funds. Special tax rules also will require the Master LLC to mark-to-market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Master LLC intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Funds for the special treatment afforded RICs under the Code.

If the Master LLC purchases shares of an investment company (or similar investment entity) organized under foreign law, a Feeder Fund, by virtue of its ownership of the Master LLC’s interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The partners in the Master LLC, i.e. the Feeder Funds, may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Funds as a dividend to their shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Feeder Funds would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, the Feeder Funds could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions it received from PFICs.

The Master LLC may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Master LLC to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Master LLC’s assets to be invested within various countries is not known. The Master LLC will be subject to a U.S. withholding tax requirement with respect to the accounts of Feeder Funds which are not U.S. persons to the extent of certain types of income, such as dividend income and certain types of non-portfolio income, allocated to such non-U.S. Feeder Funds.

The Master LLC is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Master LLC level. Thus, consistent with its investment objectives, the Master LLC will meet the income and diversification of assets tests of the Code applicable to RICs. The Master LLC and the Feeder Funds have received a ruling from the Internal Revenue Service that the existing feeder funds that are RICs will be treated as owners of their proportionate shares of the Master LLC’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Master LLC intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Master LLC’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Master LLC.

Item 20.    Underwriters.

The exclusive Placement Agents for the Master LLC are FAMD, with offices at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 and BDI, with offices at 100 Bellevue Parkway, Wilmington, Delaware 19809, both affiliates of the Manager. Pursuant to the Placement Agency Agreements, the Master LLC agrees to pay a Placement Agent’s out of pocket costs and a fee or fees as may be agreed to from time to time in writing by the Master LLC and a Placement Agent. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Master LLC.

Item 21.    Calculation of Performance Data.

Not Applicable.

Item 22.    Financial Statements.

The audited financial statements of the Master LLC, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the 2007 Annual Report of the BlackRock Commodity Strategies Fund. You may request a copy of the Annual Report at no charge by calling 1-800-441-7767 between 8:00 a.m. and 6:00 p.m. Eastern time, Monday to Friday.

PART C. OTHER INFORMATION

Item 23.    Exhibits.

Exhibit Number

1	(a)	—Certificate of Trust of the Registrant.(h)

	(b)	—Certificate of Amendment of Certificate of Trust. (h)

	(c)	—Certificate of Amendment of Certificate of Trust.(i)

	(d)	—Declaration of Trust of the Registrant.(h)

	(e)	—Certificate of Conversion Converting the Registrant to Master Commodity Strategies LLC dated June 15, 2007. *

	(f)	—Certificate of Formation of the Registrant dated June 15, 2007. *

	(g)	—Limited Liability Company Agreement dated June 15, 2007. *

2		—By-Laws of the Registrant dated June 15, 2007. *

3		—Instruments defining rights of security holders, incorporated by reference to Exhibits 1(b) and 2 above.

4	(a)	—Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC.(i)

	(b)	—Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Financial Management, Inc.(i)

	(c)	—Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC.(i)

5		—N/A.

6		—None.

7	(a)	—Form of Custody Agreement between the Registrant and Bank of New York.(a)

8	(a)	—Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties.(b)

	(b)(1)	—Form of Placement Agency Agreement between the Registrant and FAM Distributors, Inc. (“FAMD”)(i)

	(b)(2)	—Form of Placement Agency Agreement between the Registrant and BlackRock Distributors, Inc. (“BDI”)(i)

	(c)	—Form of Subscription Agreement for the acquisition of an interest in the Registrant.(h)

	(d)	—Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company.(f)

	(e)	—Form of Securities Lending Agency Agreement between the Registrant and QA Advisors LLC (now BlackRock Investment Management, LLC) dated August 10, 2001.(g)

9		—Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

10		—Not required pursuant to Form N-1A General Instructions Section B(2) (b).

11		—None.

12		—Certificate of Merrill Lynch Real Investment Fund.(h)

13		—None.

14		—None.

15		—Code of Ethics. (c)

16		—Power of Attorney.(d)

(*)	Filed herewith.
(a)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Asset Program, Inc. (File No. 33-53887), filed on March 21, 2002.

(b)	Incorporated by reference to Exhibit 8(b)(7) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of BlackRock Fundamental Growth Fund, Inc. (File No. 33-47875), filed on December 21, 2006.
(c)	Incorporated by reference to Exhibit (r) to Post-Effective Amendment No. 15 to the Registration Statement on Form N-2 of BlackRock Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on November 13, 2006.
(d)	Incorporated by reference to Exhibit 99(a) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on November 15, 2007.
(e)	Incorporated by reference to Exhibit 16 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Merrill Lynch Inflation Protected Fund (File No. 333-110936) filed on March 17, 2006.
(f)	Incorporated by reference to Exhibit 8(c) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of BlackRock Latin America Fund, Inc. (File No. 33-41622) filed on March 28, 2008.
(g)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-32899) filed on December 4, 2003.
(h)	Filed on March 24, 2004 as an Exhibit to the Registration Statement on Form N-1A of the Registrant under the Investment Company Act of 1940 (File No. 811-21538) (the “Registration Statement”).
(i)	Incorporated by reference to the identically numbered exhibit to Post-Effective amendment no. 4 to the Registrant’s Registration Statement on Form N-1A (File no. 811-21538) filed on March 30, 2007.

Item 24.    Persons Controlled By or Under Common Control With The Master LLC.

The Registrant does not currently control and is not under common control with any other person.

Item 25.    Indemnification.

Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 2, 3 and 4, of Article VII of the Registrant’s limited liability agreement (the “LLC Agreement”) (Exhibit 1(g) to this Registrant Statement), Directors, officers, employees and agents of the Master LLC will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VII, Section 2 of the Registrant’s LLC Agreement provides:

A Director, when acting in such capacity, shall not be personally liable to any Person, other than the Company or a Shareholder to the extent provided in this Article VII, for any act, omission or obligation of the Company, of such Director or of any other Director. The Directors shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, Manager, adviser, sub-adviser or Principal Underwriter of the Company. The Company shall indemnify each Person who is, or has been, a Director, officer, employee or agent of the Company and any Person who is serving or has served at the Company’s request as a director, officer, trustee, employee or agent of another organization in which the Company has any interest as a shareholder, creditor or otherwise to the extent and in the manner provided in the By-Laws. All persons extending credit to, contracting with or having any claim against the Company or the Directors shall look only to the assets of the Series that such person extended credit to, contracted with or has a claim against, or, if the Directors have yet to establish Series, of the Company for payment under such credit, contract or claim; and neither the Directors nor the Shareholders, nor any of the Company’s officers, employees or agents, whether past, present or future, shall be personally liable therefor. Every note, bond, contract, instrument, certificate or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Company or the Directors by any of them in connection with the Company shall conclusively be deemed to have been executed or done only in or with respect to his or her capacity as Director or Directors and such Director or Directors shall not be personally liable thereon. At the Directors’ discretion, any note, bond, contract, instrument, certificate or undertaking made or issued by the Directors or by any officer or officers may give notice that the Certificate of Formation is on file in the State Office and that a limitation on liability of Series exists and such note, bond, contract, instrument, certificate or undertaking may, if the Directors so determine, recite that the same was executed or made on behalf of the Company by a Director or Directors in such capacity and not individually or by an officer or officers in such capacity and not individually and that the obligations of such instrument are not binding upon any of them or the Shareholders individually but are binding only on the assets and property of the Company or a Series thereof, and may contain such further recital as such Person or Persons may deem appropriate. The omission of any such notice or recital shall in no way operate to bind any Directors, officers or Shareholders individually.

Article VII, Section 3 of the Registrant’s LLC Agreement provides:

The exercise by the Directors of their powers and discretions hereunder shall be binding upon everyone interested. A Director shall be liable to the Company and to any Shareholder solely for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Director, and shall not be liable for errors of judgment or mistakes of fact or law. The Directors may take advice of counsel or other experts with respect to the meaning and operation of this Agreement, and shall be under no liability for any act or omission in accordance with such advice nor for failing to follow such advice. The Directors shall not be required to give any bond as such, nor any surety if a bond is required.

Article VII, Section 4 of the Registrant’s LLC Agreement provides:

The Directors shall be entitled and empowered to the fullest extent permitted by law to purchase with Company assets insurance for liability and for all expenses reasonably incurred or paid or expected to be paid by a Director, officer, employee or agent of the Company in connection with any claim, action, suit or proceeding in which he or she becomes involved by virtue of his or her capacity or former capacity with the Company.

The Registrant hereby undertakes that it will apply the indemnification provisions of its LLC Agreement and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 26.    Business and Other Connections of The Investment Adviser.

See Item 5 in the Trust’s Part A and Item 14 in Part B of the Master LLC’s Registration Statement regarding the business of the Manager. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Manager or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 26 in Part C of the BlackRock Commodity Strategies Fund’s Registration Statement on Form N-1A.

Item 27.    Principal Underwriters.

(a) FAMD and BDI act as the principal underwriters or the placement agents for each of the following open-end investment companies, including the Registrant: FDP Series, Inc., BlackRock Financial Institutions Series Trust, Managed Account Series, BlackRock Balanced Capital Fund, Inc., BlackRock Basic Value Fund, Inc., BlackRock Bond Fund, Inc., BlackRock California Municipal Series Trust, BlackRock Commodity Strategies Fund, BlackRock Developing Capital Markets Fund, Inc., BlackRock Equity Dividend Fund, BlackRock EuroFund, BlackRock Focus Growth Fund, Inc., BlackRock Focus Value Fund, Inc., BlackRock Fundamental Growth Fund, Inc., Merrill Lynch Funds for Institutions Series, BlackRock Global Allocation Fund, Inc., BlackRock Global Dynamic Equity Fund, BlackRock Global Financial Services Fund, Inc., BlackRock Global SmallCap Fund, Inc., BlackRock Global Value Fund, Inc., BlackRock Healthcare Fund, Inc., BlackRock Index Funds, Inc., BlackRock Series, Inc., BlackRock Latin America Fund, Inc., BlackRock Large Cap Series Funds, Inc., BlackRock Multi-State Municipal Series Trust, BlackRock Municipal Bond Fund, Inc., BlackRock Municipal Series Trust, BlackRock Natural Resources Trust, BlackRock Pacific Fund, Inc., BlackRock Principal Protected Trust, Merrill Lynch Ready Assets Trust, Merrill Lynch Retirement Series Trust, BlackRock Series Fund, Inc., BlackRock Technology Fund, Inc., BlackRock Value Opportunities Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, BlackRock Utilities and Telecommunications Fund, Inc., BlackRock Variable Series Funds, Inc., BlackRock World Income Fund, Inc., BlackRock Mid Cap Value Opportunities Series, Inc., BlackRock Short-Term Bond Series, Inc., BlackRock International Value Trust, Master Value Opportunities LLC, Master Basic Value LLC, Master Focus Growth LLC, Short-Term Master LLC, Master Commodity Strategies LLC, Master Bond LLC, BlackRock Master LLC, Global Financial Services Master LLC, Master Large Cap Series LLC, Quantitative Master Series LLC and Master Institutional Money Market LLC. FAMD and BDI also act as the principal underwriters for the following closed-end registered investment companies: BlackRock Multi-Strategy Hedge Advantage, BlackRock Multi-Strategy Hedge Opportunities LLC, BlackRock Senior Floating Rate Fund, Inc. and BlackRock Senior Floating Rate Fund II, Inc.

BDI currently also acts as distributor for BlackRock Funds, BlackRock Funds II, BlackRock Liquidity Funds and BlackRock Bond Allocation Target Shares.

(b) Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) With Registrant
Robert Zakem	President	None
Mitchell Cox	Director	None
Brian Hull	Director	None
John Fosina	Chief Financial Officer and Treasurer	None
Martin Byrne	Director	None
Adam Lantz	Secretary	None
Andrea Borton	Compliance Director	None

Set forth below is the information concerning each director, officer or partner of BDI. The principal business address of each such person is 760 Moore Road, King of Prussia, PA 19406. No individual listed in the chart below is an officer or employee of the Registrant.

Name	Position(s) with BDI
Steven Turowski	President; Chief Executive Officer
Michael Denofrio	Director
Nicholas Marsini	Director
Rita Adler	Chief Compliance Officer
John Munera	Anti-Money Laundering Officer
Jodi Jamison	Chief Legal Officer
Julie Bartos	Assistant Secretary; Assistant Clerk
Charlene Wilson	Treasurer; Chief Financial Officer; Financial & Operations Principal
Maria Schaffer	Assistant Treasurer; Controller
Bruno Di Stefano	Vice President
Susan K. Moscaritolo	Vice President, Secretary & Clerk
Jason Greim	Assistant Vice President
Carol Bommarito	Assistant Vice President

(c)  Not applicable.

Item 28.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the offices of:

(a) Registrant, 100 Bellevue Parkway, Wilmington, Delware 19809.

(b) BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as Manager).

(c) BlackRock Investment Management, LLC, P.O. Box 9011 Princeton, New Jersey 08543-9011 (records relating to its functions as sub-adviser).

(d) BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022 (records relating to its functions as sub-adviser).

(e) FAM Distributors, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536 (records relating to its functions as placement agent).

(f) BlackRock Distributors, Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406 (records relating to its functions as placement agent).

Item 29.    Management Services.

Other than as set forth or incorporated by reference in Item 5 of the Master LLC’s Part A and Item 12 and Item 14 in Part B of the Master LLC’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 30.    Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 31st day of March, 2008.

MASTER COMMODITY STRATEGIES LLC (Registrant)

By:	/S/ DONALD C. BURKE
(Donald C. Burke, President and Chief Executive Officer)

EXHIBIT INDEX

Exhibit Number

1	(e)	- Certificate of Conversion Converting the Registrant to Master Commodity Strategies LLC (the “Registrant”) dated June 15, 2007.

1	(f)	- Certificate of Formation of the Registrant dated June 15, 2007.

1	(g)	- Limited Liability Agreement of the Registrant dated June 15, 2007.

2		- By-Laws of the Registrant, dated June 15, 2007.